UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2025

Phoenix Motor Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41414	85-4319789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Lakeview Loop Anaheim, CA	92807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 987-0815

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0004 per share	PEV	The Nasdaq Stock Market LLC

☒	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 4.01 Changes in Registrant’s Certifying Accountant.

a) Dismissal of Independent Registered Public Accounting Firm

On March 13, 2025, upon the approval of its Audit Committee of the Board of Directors (the “Audit Committee”) of Phoenix Motor Inc. (the “Company”), the Board approved the dismissal of Marcum Asia CPAs LLP (“Marcum Asia”) as the Company’s independent registered public accounting firm, effective as of March 7, 2025.

Marcum Asia audited the financial statements of the Company for each of the fiscal years ended December 31, 2023 and December 31, 2022 (collectively referred to as the “financial statements”). The reports of Marcum Asia on such financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles except that there was an explanatory paragraph as to the Company’s ability to continue as a going concern.

During the two most recent fiscal years ended December 31, 2024 and December 31, 2023, and the subsequent interim periods through the date of dismissal, there were (i) no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum Asia on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Marcum Asia, would have caused them to make reference thereto in their report on the financial statements and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) other than:

(1)	The material weaknesses related to the Company’s internal control over financial reporting, including:

(i)	Failure to maintain an effective control environment of internal control over financial reporting;

(ii)	Failure to develop an effective risk assessment process to identify and evaluate at a sufficient level of detail all relevant risks of material misstatement, including business, operational, and fraud risks;

(iii)	Ineffective monitoring activities to assess the operation of internal control over financial reporting;

(iv)	Lack of sufficient controls designed and implemented for financial information processing and reporting and lacked resources with requisite skills for the financial reporting under U.S. GAAP.

(v)	Failure to establish adequate governance procedures, including proper authorization and communication between key executives and the Board, a well-defined approval process with sufficient documentation for significant transactions, and effective monitoring and control measures for key personnel transitions, such as the revocation of access for departed executives.

(2) On March 6, 2024, SPI Energy Co., Ltd. (“SPI”), an affiliate of the Company, entered into a Deed of Settlement with its creditor, Streeterville Capital, LLC (“Streeterville”) to settle the unpaid balances of certain convertible notes via installment payments as agreed in the Deed of Settlement. As of part of this Deed of Settlement, the Company, as the guarantor, covenants to Streeterville to pay and satisfy on demand all liabilities due from SPI to Streeterville with a total amount of $15.0 million. On September 6, 2024, Streeterville provided a Deed of Release of Guarantor to the Company, confirming that Streeterville releases and discharges the Company from all past, present and future liability to Streeterville under the Guarantee to Streeterville for SPI and also from all actions, claims and demands under or in connection with this Guarantee.

The Company has provided Marcum Asia a copy of the disclosure made in response to this Current Report on Form 8-K and has requested that Marcum Asia provide a letter addressed to the Securities and Exchange Commission confirming their agreement with the disclosure contained herein. Pursuant to our request, Marcum Asia has provided the letter attached hereto as Exhibit 16.1.

(b) Newly Appointed Independent Registered Public Accountant

On March 13, 2025, upon the approval of the Audit Committee, the Board approved the engagement of Yu Certified Public Accountant PC (“Yu CPA”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, effective as of March 13, 2025.

During the two most recent fiscal years ended December 31, 2024 and December 31, 2023, and the subsequent interim period through the date of Yu CPA’s engagement, neither the Company nor anyone acting on its behalf consulted Yu CPA regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and neither a written report nor oral advice was provided to the Company by Yu CPA that Yu CPA concluded was an important factor considered by the Company in reaching a decision as to such accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

16.1	Letter from Marcum Asia CPAs LLP regarding the change in the Registrant’s certifying accountant, dated March 14, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2025	PHOENIX MOTOR INC.

	By:	/s/ Xiaofeng Denton Peng
	Name:	Xiaofeng Denton Peng
	Title:	Chief Executive Officer and Chairman of the Board